Exhibit 99.1

NOVAGOLD Announces Third Quarter Results as Donlin Gold Permitting Progresses, Stakeholder Partnerships Deepen and Strong Cash Position Preserved

October 4, 2016 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its third quarter financial results and provided updates for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three and nine months ended August 31, 2016 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

Third quarter highlights and NOVAGOLD’s achievements include the following:
▶	The U.S. Army Corps of Engineers (the “Corps”), Donlin Gold’s lead Federal permitting agency, is now reviewing the comment submittals received during the Donlin Gold public comment period for the draft Environmental Impact Statement (EIS) in preparation for completing the final EIS;
▶	Donlin Gold concurrently advanced other major permits and approvals with State and Federal agencies, including the water discharge permit, wetlands permit, air quality permit, reclamation plan approval, pipeline authorizations, water use and fish habitat permits, land and shoreline leases as well as right-of-way approvals;
▶	Important outreach activities continued with community partners and local stakeholders in Alaska and British Columbia:
▶	Donlin Gold actively participated in a number of local events and fairs in the Yukon-Kuskokwim (Y-K) region communities, as well as visiting villages to deliver project updates and promote summer safety along the Kuskokwim River

▶	Donlin Gold again is sponsoring Rural Community Action Program’s (CAP’s) Elder Mentor Program that recruits and places local elders in the Yukon-Kuskokwim schools to share traditional knowledge and values to students around the region

▶	Galore Creek sponsored the Tahltan Literacy Camps in Northern British Columbia as well as other local community initiatives

President’s Message

Donlin Gold Project

NOVAGOLD is in excellent shape. It is a streamlined, focused company working toward one objective: completing permitting to advance the Donlin Gold project up the value-chain, further enhancing what we believe will be the most valuable gold development project in the world. We have not wavered from this key objective since we started the process in 2012, when we raised the capital needed to take us through permitting and beyond.  Though the precise timing of receiving permits is not yet known, with the gold market in mind, the reality is that no matter how we look at it, time is on our side. What matters is that we are approaching the Donlin Gold project the right way and it continues to move forward. After more than two decades of exploration and development activities, although quite a bit of work remains prior to making a construction decision, we believe that it is just a matter of time before we can expect to have secured the necessary permits for Donlin Gold. This is a major achievement in the process of project de-risking as we work to unlock Donlin Gold’s ability to be a significant cash flow generator for many decades to come.

Donlin Gold is not just any project. For us and our stakeholders, permitting a venture that is slated to potentially be the largest pure gold-producing mine in the world – in the safest national jurisdiction in the world – is a very big deal. As such, it is important to look back and acknowledge the tremendous progress that has been achieved to date. The Corps has now completed the public scoping process, worked with the cooperating agencies to identify and select a reasonable range of alternatives to Donlin Gold's proposed action, prepared a complete preliminary draft EIS that was reviewed by the eleven cooperating agencies, published a draft EIS for public review, and completed a six-month public comment period which included numerous meetings throughout the Y-K region. What has been achieved is a testament to the incredible amount of collaboration, commitment and hard work by all parties involved. I am satisfied where we stand today knowing that the process and insights received along the way have helped further strengthen the quality of the Donlin Gold EIS analysis. With a unique asset that is generational in importance, we maintain a long-term view for the project, while staying focused on all the details that will lead to its successful development. As mine-builders, we have seen from experience that the more work we put into the front-end, the better the outcome we can all expect when we go into production.

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In the third quarter of 2016, the Corps began reviewing and categorizing the comment submissions received during the draft EIS public comment period to evaluate and initiate the work needed to complete the final EIS. Approximately 600 letters and public statements were received from Alaska Native Corporations, business groups, communities, the State of Alaska and Federal agencies. We greatly appreciate the feedback and participation during the Corps’ public comment period, as the comments will help shape not only the future of the project, but the future of both the Y-K region and the State of Alaska. Jointly with Calista Corporation (Calista) and The Kuskokwim Corporation (TKC), our Native Corporation partners, we continue to openly and transparently communicate with and listen to the residents of the Y-K region as the project advances. Carefully reviewing the draft EIS comments is an important part of drafting the final EIS, ensuring that all technical issues are thoroughly considered and addressed in the analysis. Overall, few new issues were raised during the public comment period and most matters had been already addressed at length in the draft EIS. The Corps is working to establish a target release date for the final EIS, which is required before it can issue a record of decision (ROD) on Donlin Gold’s Clean Water Act Section 404 (wetland) and 10 (rivers and harbors) permit application. The Corps is dedicated to the timely completion of the environmental assessment process and continues to work collaboratively with the cooperating agencies to ensure that the EIS is a thorough document which supports all the requisite Federal permit decisions required for the project. An appropriate update will be provided once a schedule is released by the Corps. While Donlin Gold continues to work with the Corps in support of the EIS process, other major State and Federal permit processes have been advancing concurrently, including the integrated waste management permit; reclamation plan approval; water discharge permit; dam safety approvals; pipeline authorizations; water use, air quality and fish habitat permits; and the land and shoreline lease and right-of-way approvals.

 As we work together to accomplish our goals, relations with our partner have never been better. NOVAGOLD and Barrick Gold Corporation (“Barrick”) have been investing the professional and financial resources needed to provide strategic and day-to-day support to Donlin Gold, LLC, our joint operating company, in order to ensure timely and efficient completion of permitting. The partners have also been continuing to strengthen relationships with stakeholders at the local, regional, State and Federal levels. More than all this, we share alignment at all levels, from senior management to the teams in the field.

As the Donlin Gold EIS and permitting processes progress, the owners are studying ways to further enhance the project’s value and minimize initial capital, such as modular construction techniques, more selective mining methods, automation of certain mining activities and other opportunities. To date, these additional studies have identified opportunities that have the potential to increase the overall value of Donlin Gold. The work being completed by Barrick’s and NOVAGOLD’s experienced mine builders and operators will benefit the project when the owners decide to update the feasibility study, which was completed in 2011, and to initiate the engineering work necessary to advance the project design from feasibility level to basic and then detailed engineering. The owners will take all of this work into account before reaching a construction decision.

This characterization of our shared project is not an exaggeration. In terms of combined size, grade and production profile, Donlin Gold is truly in a league of its own in the gold industry. Donlin Gold enjoys an enormous and rarely seen endowment of 39 million ounces of gold just in the measured and indicated categories alone. For a mine to start with such a resource may well be a first. That the resource inclusive of the reserves come in at an average grade of 2.2 grams per tonne (even higher in the earlier years), is also truly extraordinary. Moreover, with anticipated annual gold production of greater than one million ounces per year over a 27-year mine life, Donlin Gold is slated to be one of the largest producers in the world – and this does not even take into account the deposit’s excellent exploration potential. The project’s competitive advantage is further solidified by its location in Alaska, the second largest gold-producing state in the safest national jurisdiction in the world. We are blessed that Alaska is a state that has a healthy mining industry with six major mining operations and a culture of responsible resource development. It is for all these reasons that we have the unwavering conviction that Donlin Gold is a truly unique and attractive gold asset, one that is very much needed in an era defined by the scarcity of quality assets in our industry. With such defining attributes, our objective is to make Donlin Gold a pacesetter of excellence in operating performance, environmental and social stewardship and financial value for all of our stakeholders for many years to come.

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Galore Creek Project

Galore Creek is often given too cursory a glance in our narrative as we have focused on advancing Donlin Gold. Our shareholders should know that Galore Creek is a great asset. Like Donlin Gold, it enjoys a size and grade that is world-class. The belief that it will be one of the largest and lowest-cost copper mines in Canada, one of the world's safest jurisdictions, reinforces our view that it will be a very valuable attribute to a potential developer. They know as do we that the jurisdictional risks in copper are at least as pronounced as in gold. Candidly, if it weren't for our focus on our pure-gold play flagship, Galore Creek would in and of itself be a worthy company-maker for our team. With that in mind, the Galore Creek Partnership has been focusing on completing targeted studies to optimize the project design. Final reports were completed on the first phase of the tunneling evaluation for access and material handling as well as enhancements to the mining, waste rock, and water management plans. Both Teck and NOVAGOLD are confident that these efforts will further improve the value and marketability of the Galore Creek project, which we continue to plan to monetize to further strengthen our balance sheet and allow us to redeploy capital toward the development of Donlin Gold.

Stakeholder Engagement

As partners, stakeholders and neighbors, we value enormously the relationships that have been cultivated over many years with the local communities that surround our projects. The time spent with our various stakeholders allowed us to get more familiar with their goals, values, needs and concerns, to carefully design our projects to enable the co-existence between a subsistence way of life and economic prosperity in the Y-K region. In the third quarter, local engagement in Alaska was focused on village visits, participation in community events and fairs, promotion of summer safety, and advancement of workforce development initiatives. Since 2014, Donlin Gold has been an annual sponsor of Rural CAP’s Elder Mentor Program that places local elders in the Y-K schools around the region. The elders serve as positive role models, passing along traditional knowledge and values to the students. During the 2015/16 school year, 30 elders provided over 10,000 hours helping students in nine communities around the Y-K region. As part of Donlin Gold’s summer safety program, the team took to the water to reach residents in a meaningful way, delivering multi-use buckets with a summer safety checklist, life vests and other useful summer subsistence items. 2016 marked Donlin Gold’s fifth year of sponsoring the summer safety program; to date approximately 6,000 life vests have been distributed. Donlin Gold is also heavily involved in supporting scholastic and technical skills development opportunities, having recently met with Calista internship students to talk about career opportunities in the mining industry as well as the qualifications required for becoming a competitive employment candidate. Galore Creek sponsored the Tahltan Literacy Camps which took place in three villages in northern British Columbia and provided quality learning support for Aboriginal children during the summer months.

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Balance Sheet

Judiciously managing our treasury has been a hallmark of the Company, and remains a key focus as we stay true to our long-term outlook and strategy. Put simply, our cash and term deposits of approximately $108 million are more than sufficient to take Donlin Gold through the permitting process.

To conclude, I would like to thank our operating partners for their professionalism in working with us; the Governments and Native Corporations of the jurisdictions where we operate; our shareholders for their support and trust; our Board of Directors for its shareholder value-focused vision; and finally, our employees whose dedication and hard work move us forward during this momentous time in the life of our gold company,as well as the gold industry itself.

Gregory A. Lang
 President & CEO

Financial Results
in thousands of U.S. dollars, except for per share amounts

	Three months ended August 31, 2016 $	Three months ended August 31, 2015 $	Nine months ended August 31, 2016 $	Nine months ended August 31, 2015 $
General and administrative expense (1)	4,222	4,062	16,107	15,714
Share of losses – Donlin Gold	1,980	2,803	6,485	8,953
Share of losses – Galore Creek	212	(346)	726	65
Studies and evaluation	-	52	-	353
Depreciation	8	8	25	26
Total operating expenses	6,422	6,579	23,343	25,111

Loss from operations	(6,422)	(6,579)	(23,343)	(25,111)
Other income (expense)	(885)	288	(3,000)	341

Loss for the period	(7,381)	(6,301)	(26,496)	(24,784)
Loss per share, basic and diluted	(0.02)	(0.02)	(0.08)	(0.08)

			At	At
			August 31, 2016 $	Nov 30, 2015 $
Cash and term deposits			108,455	126,731
Total assets			420,389	433,584
Total liabilities			107,229	104,288

(1) Includes share-based compensation expense of $1,869 and $1,673 in the third quarter of 2016 and 2015, respectively, and $8,446 and $7,730 in the first nine months of 2016 and 2015, respectively.

Loss from operations in the third quarter decreased from $6.6 million in 2015 to $6.4 million in 2016, and decreased in the first nine months from $25.1 million in 2015 to $23.3 million in 2016. The year-to-date decrease in loss from operations is primarily due to a reduction of our share of losses at the Donlin Gold project, as 2016 activities continued to focus on the EIS and permitting processes.
Net loss increased from $6.3 million ($0.02 per share) in the third quarter of 2015 to $7.4 million ($0.02 per share) in the third quarter of 2016, primarily due to a $1.1 million foreign exchange gain in the third quarter of 2015. For the first nine months, net loss increased from $24.8 million ($0.08 per share) in 2015 to $26.5 million ($0.08 per share) in 2016, primarily due to a $4.4 million foreign exchange gain in 2015, partially offset by the reduction in loss from operations and lower interest expense. The U.S. dollar significantly strengthened in relation to the Canadian dollar during the first nine months of 2015 and a foreign exchange gain was realized by the Canadian parent company on its cash denominated in U.S. dollars.
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Liquidity and Capital Resources
Cash and term deposits decreased by $3.3 million and $18.3 million in the third quarter and first nine months of 2016, respectively. The decrease in cash was primarily related to the use of $2.7 million and $7.9 million in the third quarter and first nine months of 2016, respectively, to fund our share of the Donlin Gold and Galore Creek projects, as well as operating activities for administrative costs and working capital, and withholding taxes on vested performance share units. As noted above, our cash and term deposits are more than sufficient to fund NOVAGOLD and take Donlin Gold through the permitting process. The term deposits are denominated in U.S. dollars and held at two Canadian chartered banks.
2016 Outlook
For the full year, we expect to spend approximately $23 million; $2 million lower than our original forecast. We expect to spend approximately $10 million to fund our share of expenditures at the Donlin Gold and Galore Creek projects; $11 million for general and administrative costs, and $2 million for working capital and other corporate purposes.
NOVAGOLD remains committed to its five primary goals for 2016: to advance the Donlin Gold project toward a construction decision; to uphold strong relationships with all stakeholders; to advance Galore Creek project mine planning and design; to evaluate opportunities to monetize the value of Galore Creek; and finally, to maintain a healthy balance sheet.
Conference Call & Webcast Details
NOVAGOLD’s conference call and webcast to discuss the second quarter results will take place October 5, 2016 at 7:00 am PT (10:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events
North American callers:	1-866-426-5215
International callers:	1-704-908-0398
Conference ID:	79307970

The webcast will be archived on NOVAGOLD’s website for one year.  For a transcript of the call please email info@novagold.com.

About NOVAGOLD
NOVAGOLD is a well-financed precious metals company focused on the permitting and development of its 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories, inclusive of proven and probable reserves (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD anticipates selling all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. With a strong balance sheet, NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

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Scientific and Technical Information
Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the “Second Updated Feasibility Study”).  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.
Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.
Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved the scientific and technical information related to the Donlin Gold and Galore Creek projects contained in this press release.
NOVAGOLD Contacts:

Mélanie Hennessey
 Vice President, Corporate Communications
Erin O’Toole
 Senior Stakeholder Relations Specialist
604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2016 outlook; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties, respectively; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2015 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors
This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of “measured” or “indicated resources” will ever be converted into “reserves”. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to “indicated resource”, “measured resource”, or “mineral reserve” status. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Neither Donlin Gold nor Galore Creek have known reserves, as defined under SEC Industry Guide 7.  Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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